Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 of our report dated December 22, 2016, relating to the balance sheets of FinTech Acquisition Corp. II as of September 30, 2016 and December 31, 2015, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the nine months ended September 30, 2016 and for the period from May 28, 2015 (inception) to December 31, 2015, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Morristown, New Jersey
January 12, 2017